UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No.    )*

Micromuse Inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
595094-10-3

(CUSIP Number)
August 1, 2002

Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐      Rule 13d-1(b)

☒      Rule 13d-1(c)

☐      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 595094-10-3	13G	Page 2 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois limited partnership U.S.A.

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 595094-10-3	13G	Page 3 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
GLB Partners, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited partnership, U.S.A.

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 595094-10-3	13G	Page 4 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Investment Group, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware limited liability company U.S.A.

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
OO; HC

CUSIP No. 595094-10-3	13G	Page 5 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Kenneth Griffin

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. Citizen U.S.A.

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
IN; HC

CUSIP No. 595094-10-3	13G	Page 6 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Wellington Partners Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois limited partnership U.S.A.

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 595094-10-3	13G	Page 7 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Equity Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda company

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
CO

CUSIP No. 595094-10-3	13G	Page 8 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Kensington Global Strategies Fund, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda company

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
CO; HC

CUSIP No. 595094-10-3	13G	Page 9 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Aragon Investments, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda company

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
CO

CUSIP No. 595094-10-3	13G	Page 10 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Edison Fund L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
a Delaware limited partnership

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 595094-10-3	13G	Page 11 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Edison Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
a Cayman Islands company

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
CO; HC

CUSIP No. 595094-10-3	13G	Page 12 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Edison Investments Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
a Cayman Islands company

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
CO

CUSIP No. 595094-10-3	13G	Page 13 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Equity Opportunity Fund L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
a Delaware limited partnership

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
PN; HC

CUSIP No. 595094-10-3	13G	Page 14 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Equity Opportunity Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
a Cayman Islands company

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
CO; HC

CUSIP No. 595094-10-3	13G	Page 15 of 23 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Citadel Equity Opportunity Investments Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	☒
		(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
a Cayman Islands company

		5.	SOLE VOTING POWER
NUMBER OF
SHARES			0
BENEFICIALLY
OWNED BY		6.	SHARED VOTING POWER
EACH
REPORTING PERSON WITH			Call Options to purchase 438,000 shares of Common Stock
3,908,426 shares of Common Stock

		7.	SOLE DISPOSITIVE POWER
0

		8.	SHARED DISPOSITIVE POWER
See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

12.	TYPE OF REPORTING PERSON*
CO

CUSIP No. 595094-10-3	13G	Page 16 of 23 Pages
Item 1(a)	Name of Issuer:	MICROMUSE INC.
1(b)	Address of Issuer's Principal Executive Offices:
139 Townsend Street San Francisco, California 94107
Item 2(a)	Name of Person Filing
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship
Citadel Limited Partnership 225 W. Washington 9th Floor Chicago, Illinois 60606 Illinois limited partnership
GLB Partners, L.P. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited partnership
Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited liability company
Kenneth Griffin 225 W. Washington 9th Floor Chicago, Illinois 60606 U.S. Citizen
Wellington Partners Limited Partnership c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Illinois limited partnership

CUSIP No. 595094-10-3	13G	Page 17 of 23 Pages
Citadel Equity Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Bermuda company
Kensington Global Strategies Fund, Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Bermuda company
Aragon Investments, Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Bermuda company
Citadel Edison Fund L.P. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited partnership
Citadel Edison Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company
Citadel Edison Investments Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands Company

CUSIP No. 595094-10-3	13G	Page 18 of 23 Pages
Citadel Equity Opportunity Fund L.P. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Delaware limited partnership
Citadel Equity Opportunity Fund Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands company
Citadel Equity Opportunity Investments Ltd. c/o Citadel Investment Group, L.L.C. 225 W. Washington 9th Floor Chicago, Illinois 60606 Cayman Islands Company
2(d)	Title of Class of Securities:
Common Stock, par value $0.01 per share
2(e)	CUSIP Number:	595094-10-3

        Item 3        If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

  (a)
  ☐    Broker or dealer registered under Section 15 of the Exchange Act;

  (b)
  ☐    Bank as defined in Section 3(a)(6) of the Exchange Act;

  (c)
  ☐    Insurance company as defined in Section 3(a)(19) of the Exchange Act;

  (d)
  ☐    Investment company registered under Section 8 of the Investment Company Act;

  (e)
  ☐    An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

  (f)
  ☐    An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

CUSIP No. 595094-10-3	13G	Page 19 of 23 Pages
  (g)
  ☐    A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

  (h)
  ☐    A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

  (i)
  ☐    A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

  (j)
  ☐    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4        Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
WELLINGTON PARTNERS LIMITED PARTNERSHIP
CITADEL EQUITY FUND LTD.
KENSINGTON GLOBAL STRATEGIES FUND, LTD.
ARAGON INVESTMENTS, LTD.
CITADEL EDISON FUND L.P.
CITADEL EDISON FUND LTD.
CITADEL EDISON INVESTMENTS LTD.
CITADEL EQUITY OPPORTUNITY FUND LTD.
CITADEL EQUITY OPPORTUNITY FUND L.P.
CITADEL EQUITY OPPORTUNITY INVESTMENTS LTD.

  (a)
  Amount beneficially owned:

Call Options to purchase 438,000 shares of Common Stock

3,908,426 shares of Common Stock

  (b)
  Percent of Class:

Approximately 5.8% as of the date of this filing. (Based on 74,702,134 shares of Common Stock issued and outstanding as of April 30, 2002.)

CUSIP No. 595094-10-3	13G	Page 20 of 23 Pages
  (c)
  Number of shares as to which such person has:

  (i)
  sole power to vote or to direct the vote:

        0

    (ii)
    shared power to vote or to direct the vote:

        See item (a) above.

    (iii)
    sole power to dispose or to direct the disposition of:

        0

    (iv)
    shared power to dispose or to direct the disposition of:

        See item (a) above.

Item 5	Ownership of Five Percent or Less of a Class:
Not Applicable.
Item 6	Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable.
Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
See Item 2 above.
Item 8	Identification and Classification of Members of the Group:
Not Applicable.
Item 9	Notice of Dissolution of Group:
Not Applicable.
Item 10	Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 595094-10-3	13G	Page 21 of 23 Pages

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 9th day of August, 2002	/s/ Kenneth Griffin Kenneth Griffin
CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.
By:	GLB Partners, L.P., its General Partner	By:	/s/ Kenneth Griffin Kenneth Griffin, President
By:	Citadel Investment Group, L.L.C., its General Partner	CITADEL EQUITY FUND LTD.
By:	/s/ Kenneth Griffin Kenneth Griffin, President	By:	Citadel Limited Partnership, its Trading Manager
GLB PARTNERS, L.P.		By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ Kenneth Griffin Kenneth Griffin, President	By:	/s/ Kenneth Griffin Kenneth Griffin, President
KENSINGTON GLOBAL STRATEGIES FUND, LTD.		CITADEL EDISON INVESTMENTS LTD.
By:	Citadel Limited Partnership, its Trading Manager	By:	Citadel Limited Partnership, its Trading Manager
By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ Kenneth Griffin Kenneth Griffin, President	By:	/s/ Kenneth Griffin Kenneth Griffin, President

CUSIP No. 595094-10-3	13G	Page 22 of 23 Pages
ARAGON INVESTMENTS, LTD.		CITADEL EDISON FUND LTD.
By:	Citadel Limited Partnership, its Trading Manager	By:	Citadel Limited Partnership, its Trading Manager
By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ Kenneth Griffin Kenneth Griffin, President	By:	/s/ Kenneth Griffin Kenneth Griffin, President
WELLINGTON PARTNERS LIMITED PARTNERSHIP
By:	Citadel Limited Partnership, its General Partner
By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ Kenneth Griffin Kenneth Griffin, President
CITADEL EDISON FUND L.P.		CITADEL EQUITY OPPORTUNITY FUND LTD.
By:	Citadel Limited Partnership, its General Partner	By:	Citadel Limited Partnership, its Trading Manager
By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ Kenneth Griffin Kenneth Griffin, President	By:	/s/ Kenneth Griffin Kenneth Griffin, President

CUSIP No. 595094-10-3	13G	Page 23 of 23 Pages
CITADEL EQUITY OPPORTUNITY INVESTMENTS LTD.		CITADEL EQUITY OPPORTUNITY FUND L.P.
By:	Citadel Limited Partnership, its Trading Manager	By:	Citadel Limited Partnership, its General Partner
By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner
By:	/s/ Kenneth Griffin Kenneth Griffin, President	By:	/s/ Kenneth Griffin Kenneth Griffin, President